Ex-99.e.1.iii

Delaware Distributors, L.P.
2005 Market Street
Philadelphia, PA 19103

January 22, 2009

Board of Trustees
Delaware Group Foundation Funds
2005 Market Street
Philadelphia, PA 19103

     Re:       Expense Limitations

Ladies and Gentlemen:

     By our execution of this letter agreement (the “Agreement”), intending to be legally bound hereby, Delaware Distributors, L.P. (the “Distributor”) agrees that in order to improve the performance of the series of Delaware Group Foundation Funds set forth below (each a “Portfolio”), the Distributor shall waive a portion of the Rule 12b-1 (distribution) fees applicable to the specified Portfolio class, so that such Portfolio’s Rule 12b-1 (distribution) fees with respect to such class will not exceed the percentages set forth below for the period February 1, 2009 through January 31, 2010.

Fund	Class	12b-1 Cap
Delaware Aggressive Allocation Portfolio	Class A	0.25%
	Class R	0.50%
Delaware Moderate Allocation Portfolio	Class A	0.25%
	Class R	0.50%
Delaware Conservative Allocation Portfolio	Class A	0.25%
	Class R	0.50%

     The Distributor acknowledges that it shall not be entitled to collect on, or make a claim for, waived fees at any time in the future.

Delaware Distributors, L.P.

By:	/s/ Theodore K. Smith
Name: Theodore K. Smith
Title: President

Your signature below acknowledges
acceptance of this Agreement:

Delaware Group Foundation Funds

By:	/s/ Patrick P. Coyne
Name: Patrick P. Coyne
Title: President
Date: January 22, 2009